FIRST AMENDMENT TO
                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This First Amendment to Stock Purchase Agreement is entered into this 16th day of June, 1997 by and among Aviation Group, Inc., a Texas corporation
("Group"), Casper Air Service, a Wyoming corporation ("Casper"), and the shareholders of Casper (each a "Casper Shareholder" and collectively the "Casper Shareholders").

                                R E C I T A L S:
                                ----------------

     WHEREAS, the parties have entered into a Stock Purchase Agreement dated as of April 18, 1997 (the "Agreement") pursuant to which Group has agreed to purchase, and the Casper Shareholders have agreed to sell, all of the outstanding shares of capital stock of Casper;

     WHEREAS, on June 1, 1997, one of the charter airplane of Casper crashed injuring its pilot and severely damaging the plane (the "Crash");

     WHEREAS, Group has concerns regarding potential liabilities and other ramifications arising from the Crash, and Casper and the Casper Shareholders desire to provide assurances to Group with respect to such matters in order to induce Group to consummate the transaction contemplated by the Agreement;

     WHEREAS, the parties desire to amend the Agreement to address the Crash as provided herein.

     NOW, THEREFORE, for and in consideration of the premises and other valuable consideration, the parties do hereby amend the Agreement as follows:

     1. A new Section 4.31 shall be added to the Agreement and shall read in its entirety as follows:

          4.31 Recent Crash of Airplane. Casper and each of the Casper Shareholders (other than Jeff Bishop and Quentin Dawson) hereby represent and warrant, jointly and severally, to Group as follows:

               4.31.1 Casper's airplane no. N1233P crashed at approximately 10:30 p.m. on takeoff from the airport located in Rawlins, Wyoming. The pilot, Gregory Pire, suffered injuries and was hospitalized. There were no passengers on the plane. The propellers of the airplane were bent forward indicating that the plane had full power on takeoff. Casper has no knowledge of any defect in the plane or negligence of Casper.

               4.31.2 Casper has effective workers' compensation insurance that covers the pilot for hospitalization and other health expenses and prevents by operation of Colorado law any claims or causes of action against Casper by the pilot or his family or relatives, in these circumstances. The Crash occurred during the course of the pilot's employment with Casper.

               4.31.3 Casper also has effective aircraft hull insurance that insures Casper against the loss of the plane to the extent of $325,000, less a $1,000 deductible. With respect to the Crash, Casper also has effective cargo legal liability insurance of $200,000 each occurrence and aircraft liability insurance of $10,000,000 each occurrence.

               4.31.4 There is no reasonable basis for (i) a fine or other penalty to be imposed upon Casper or its management by any regulatory agency as a result of the Crash or (ii) for revocation, or other regulatory action with respect to, any license or permit necessary for its existing operations as a result of the Crash.

               4.31.4 Casper has no knowledge of any pending or threatened claim or demand arising from the Crash or any liability, contingent or otherwise, that is not fully covered by adequate and effective insurance protecting Casper from any loss (other than the insurance deductible) arising therefrom.

     2. A new Section 8.10 shall be added to the Agreement and shall read in its entirety as follows:

          8.10 Recent Crash of Airplane. Group shall have satisfied itself that Casper has no material contingent or actual liability arising from the Crash and no significant risk of a substantial penalty or of loss of a necessary license or permit as a result of the Crash.

     3. Subsection 12.1.2 shall be amended to read in its entirety as follows:

          12.1.2 unilaterally by Group, on one hand, or by Casper, on the other hand, in writing, without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in material default or breach of this Agreement, or has failed or refused to close without justification hereunder), if the Closing Date

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



     shall not have occurred on or before 5:00 p.m. Central Standard Time on July 15, 1997 ("Final Termination Date"); provided, however, that Group may extend the Final Termination Date by 30 days upon the payment to Casper of an additional fee of $25,000. Group has previously paid $25,000 for extension of the Final Termination Date from June 15 to July 15, 1997, and said $25,000 payment and any subsequent $25,000 payment by Group to Casper to extend the Final Termination Date beyond July 15, 1997 shall be referred to collectively as the "Extension Fee";

     4. The Agreement as amended hereby shall continue in full force and effect.

         EXECUTED as of the date first above written.

                                       CASPER AIR SERVICE


                                       By:   /s/ Fred Werner
                                             -----------------------------------
                                       Name: Fred Werner
                                             -----------------------------------
                                       Title:President
                                             -----------------------------------


                                       AVIATION GROUP, INC.


                                       By:   /s/ Lee Sanders
                                             -----------------------------------
                                             Lee Sanders, President


                                             /s/ Fred Werner
                                             -----------------------------------
                                             Fred Werner, Individually



                                             /s/ Jeff L. Bishop
                                             -----------------------------------
                                             Jeff L. Bishop, Individually





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

                                             /s/ Quentin Dawson
                                             -----------------------------------
                                             Quentin Dawson, Individually



                                             CASPER AIR SERVICE EMPLOYEE STOCK
                                             OWNERSHIP PLAN AND TRUST


                                              By: /s/ Fred Werner
                                                  ------------------------------
                                                  Fred Werner, Sole Trustee







ROBEDB/01652.007003
DALLAS/70017.03

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